CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated July 12, 2006 on the financial statements of the Allied Asset Advisors Funds, comprising Dow Jones Islamic Fund as of May 31, 2006 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Allied Assets Advisors Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
September 26, 2006